Exhibit 99.2

Vuzix Issues Shareholder Newsletter

ROCHESTER, NY, April 27, 2016 – Vuzix® Corporation (NASDAQ: VUZI), ("Vuzix" or, the "Company"), a leading supplier of video eyewear and smart glasses products in the consumer, enterprise and entertainment markets, is pleased to announce that on April 25, 2016, the Company began mailing a newsletter to its shareholders updating them on recent developments, as well as new products, technologies and relationships.

A copy of this newsletter can be found in the investor section of the Vuzix website by following link below:

http://ir.vuzix.com/presentations

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear and Smart Glasses products in the consumer, commercial and entertainment markets. The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 40 patents and 23 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2016 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Greater Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to the Company's leadership in the Video Eyewear, VR and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" and MD&A sections of the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

For further information:

Media and Investor Relations Contact:

Andrew Haag	Vuzix Corporation
Managing Partner	25 Hendrix Road, Suite A
IRTH Communications	West Henrietta, NY 14586 USA
vuzi@irthcommunications.com	Investor Information – Grant Russell
Tel: (866) 976-4784	IR@Vuzix.com
Tel: (585) 359-7562
www.vuzix.com